Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:
Tom Flies XATA Corporation 952-707-5600 tom.flies@xata.com

FLEET INTELLIGENCE

XATA Names Mark Ties Chief Financial Officer

MINNEAPOLIS, April 11, 2005 —XATA Corporation (Nasdaq/SC), the leader in onboard fleet management systems for private fleet transportation, announced today that Mark Ties has joined the Company as chief financial officer. Ties brings over 18 years of financial experience to his role with XATA, including four years of transportation experience as the chief financial officer and treasurer with publicly-traded, Velocity Express Corporation, a $300 million provider of time critical supply chain management solutions throughout North America. In his new role, Ties will be responsible for the Company’s finance, human resources and management information functions.

“With more than 18 years of finance and business experience at public and private companies, Mark brings the skills we need to continue to execute our strategy,” said Craig Fawcett, president and chief executive officer for XATA. “Mark’s strong financial background, leadership skills and tremendous energy will enable him to further advance our leadership position in fleet management solutions.”

In his position as chief financial officer and treasurer at Velocity Express Corporation, Ties served as a member of the Company’s executive leadership team and was responsible for the Company’s financial activities including; capital raising activities; SEC compliance; financial planning and analysis; mergers and acquisitions; cash management; back-office process integration; corporate governance practices; and investor relations. Prior to Velocity, he served as a Senior Manager for Ernst & Young LLP in its entrepreneurial services and mergers and acquisitions departments and as a senior financial executive at a number of companies in varied industries. He has extensive financial management experience in the areas of financing, mergers and acquisitions, business integration and financial processes.

“XATA has a proven reputation of delivering the best enterprise and web-based systems for the largest and most advanced fleets,” said Ties. “I’m excited to join the XATA team and add my skills to what is already a very strong organization.”

About XATA

A pioneer in onboard fleet management solutions since 1985, XATA revolutionized the trucking industry by being the first to introduce paperless driver logs, exception-based reporting and dynamically updated fleet standards. Today, XATA continues to lead the industry by seamlessly combining global positioning, wireless communication and fleet management software to help companies optimize the efficiency of their fleets. The Company’s proven solutions enable its customers to reduce fuel costs, increase productivity, improve safety and enhance customer service. Today, XATA systems increase the productivity of more than 35,000 trucks at over 1,500 distribution centers across North America. For more information, visit www.xata.com or call 1-800-745-9282.

# # #